ROBOT CACHE, INC.

MARKETING SERVICES FOR EQUITY AGREEMENT

This Marketing Services for Equity Agreement (this "**Agreement**") is made as of October 1st, 2019 by and between Robot Cache, Inc., a Delaware corporation whose registered address is __________________________ ("**RC**"), and Armor Games, Inc., a California corporation, whose registered address is 16808 Armstrong Ave, Suite 205 Irvine, CA, 92606 "**Marketing Partner**").

RECITALS

A. RC intends to launch an online distribution platform for video games (the "**RC Platform**").

B. Marketing Partner runs a game portal website that hosts free browser games (the "**Marketing Partner Portal**").

C. Marketing Partner wishes to perform marketing services, as described herein, for RC Platform in exchange for RC's equity.

Accordingly, in consideration of the covenants conditions and terms set forth herein, as well as the Recitals stated above, the parties agree as follows:

AGREEMENT

1. **Term**. This Agreement shall continue in full force and effect for a period of two years following the launch date of the RC Platform (the "**RC Platform Launch Date**").

2. **Services**. Marketing Partner agrees to perform certain marketing services as directed by RC, including placing a 230 x 100 native banner advertisement on the left hand column of the home page of the Marketing Partner Portal, subject to RC's sole discretionary approval, which shall not be unreasonably delayed or withheld. Notwithstanding the foregoing, Marketing Partner will have the right to approve the look and content of any banner advertisement prior to placement on the Marketing Partner Portal. Such approval may not be unreasonably delayed or withheld.

3. **Terms of Payment**. In exchange for the services described herein, RC agrees to grant Marketing Partner up to four hundred thirty eight thousand five hundred ninety six (438,596) shares ("Shares") of RC's restricted common stock, ("Restricted Common Stock"). Such Restricted Common Stock will vest as follows ("**Vesting Schedule**") provided the Agreement is not terminated, pursuant to the terms and conditions herein, by either party before the end of the Term (the "**Fees**"):

   (a) 4.00% of Shares on the last day of each calendar month that Marketing Partner performs services hereunder. For the avoidance of doubt, 100% of such Shares of Restricted Common Stock will vest twenty five (25) months after Marketing Partners performs services unless the Agreement is terminated earlier.

(b) In the event the Agreement terminates prior to the completion of a calendar month, a pro rata amount of shares will vest. No fractional shares of Restricted Common Stock will vest or otherwise be issued to Marketing Partner. In lieu of any fractional Shares, the number of Shares that vest and are subsequently issued to Marketing Partner will be rounded up to the nearest whole Share if termination occurs after the 15th of a calendar month, and will be rounded down to the nearest whole Share if termination occurs on or before the 15th of a calendar month.

If this Agreement is terminated for any reason, with or without cause, Marketing Partner will forfeit its right to any Shares of Restricted Common Stock that have not vested according to the Vesting Schedule ("**Unvested Shares**").

RC shall not be responsible for any of Marketing Partner's expenses incurred while performing services under this Agreement.

Marketing Partner understands and agrees that Marketing Partner is solely responsible to declare and pay taxes to the extent required by law in connection with any payments made under this agreement. RC is not responsible to pay or withhold any taxes, provide benefits to Marketing Partner, obtain any kind of insurance for the benefit of the Marketing Partner or make any payments to Marketing Partner other than the Fees mentioned in this Section 3 of this Agreement.

4. **Par Value**. The Parties acknowledge that the Par Value of such Restricted Common Stock is $0.001 per share thereof. Subject to the terms and conditions of this Agreement, on the Purchase Date (as defined below) RC will issue and sell to Marketing Partner, and Marketing Partner agrees to purchase from RC, 438,596 shares of RC's Common Stock (the "**Shares**") at a purchase price of $0.001 per Share (the "**Purchase Price**") for a total purchase price of $438.60 ("**Aggregate Purchase Price**"). The term "**Shares**" refers to all of the shares purchased hereunder and all securities received in connection with the Shares pursuant to stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other property to which Marketing Partner is entitled by reason of Marketing Partner's ownership of the Shares

5. **Intellectual Property License**. During the term of this Agreement, RC grants Marketing Partner a nonexclusive, royalty free, fully revocable, worldwide license to reproduce and display RC's name, logo, and any other applicable marks (collectively "RC Assets") associated with RC's branding, solely for the purpose of incorporating the same into a native banner advertisement on Marketing Partner's website. Such license will expire immediately upon the termination of this Agreement, for any reason, provided that RC agrees to allow Marketing Partner ten (10) business days to remove any RC Assets from the website following termination. The parties acknowledge and agree that nothing in this Agreement may be construed as to grant Marketing Partner ownership of RC assets or any additional rights in the same beyond what is granted herein. RC represents and warrants that it owns all rights, title, and interest to the RC Assets or otherwise is authorized to grant Marketing Partner the right to exploit the same as described herein. Except as authorized herein, Marketing Partner shall not at any time use RC's name or any of RC trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of RC.

6. **Limitations on Transfer**. Marketing Partner will not assign, encumber or dispose of any interest in the Shares while the Shares are subject to RC's Repurchase Option (as defined below). After any Shares have been released from the Repurchase Option, Marketing Partner shall not assign, encumber or dispose of any interest in such Shares except in compliance with the provisions below and applicable securities laws.

(a) **Repurchase Option; Vesting**

(i) In the event of the voluntary or involuntary termination of Marketing Partner's Continuous Service Status (as defined below) for any reason, with or without cause, RC shall upon the date of such termination (the "**Termination Date**") have an irrevocable, exclusive option (the "**Repurchase Option**") for a period of two months from such date to repurchase all or any portion of the Unvested Shares (as defined below) held by Marketing Partner as of the Termination Date at a per share price equal to the Purchase Price (adjusted for any stock splits, stock dividends and the like) specified in Section 4. As used in this Agreement, "**Unvested Shares**" means Shares that have not yet vested pursuant to the Vesting Schedule, as described herein. For the avoidance of doubt, any Shares that have vested in Marketing Partner, pursuant to the Vesting Schedule, will not be subject to the Repurchase Option, except in case of termination of the Agreement due to Marketing Partner's material breach of any of its representations or warranties contained in Section 12 herein.

(ii) Unless RC notifies Marketing Partner within two months from the Termination Date that it does not intend to exercise its Repurchase Option with respect to some or all of the Unvested Shares, the Repurchase Option shall be deemed automatically exercised by RC as of the end of such two-month period following such Termination Date, provided that RC may notify Marketing Partner that it is exercising its Repurchase Option as of a date prior to the end of such two-month period. Unless Marketing Partner is otherwise notified by RC pursuant to the preceding sentence that RC does not intend to exercise its Repurchase Option as to some or all of the Unvested Shares to which it applies at the time of termination, execution of this Agreement by Marketing Partner constitutes written notice to Marketing Partner of RC's intention to exercise its Repurchase Option with respect to all Unvested Shares to which such Repurchase Option applies. RC, at its choice, may satisfy its payment obligation to Marketing Partner with respect to exercise of the Repurchase Option by either (A) delivering a check to Marketing Partner in the amount of the purchase price for the Unvested Shares being repurchased, or (B) in the event Marketing Partner is indebted to RC, canceling an amount of such indebtedness equal to the purchase price for the Unvested Shares being repurchased, or (C) by a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such purchase price. In the event of any deemed automatic exercise of the Repurchase Option pursuant to this Section 6(a)(ii) in which Marketing Partner is indebted to RC, such indebtedness equal to the purchase price of the Unvested Shares being repurchased shall be deemed automatically canceled as of the end of the two-month period following the Termination Date unless RC otherwise satisfies its payment obligations. As a result of any repurchase of Unvested Shares pursuant to this Section 6(a), RC shall become the legal and beneficial owner of the Unvested Shares being repurchased and shall have all rights and interest therein or related thereto, and RC shall have the right to transfer to its own name the number of Unvested Shares being repurchased by RC, without further action by Marketing Partner .

(iii) All of the Shares shall initially be subject to the Repurchase Option (the "**Vesting Shares**"). Except in the case of Marketing Partner's material breach of tis representations and warranties, as set forth in Section 12, the Vesting Shares, if any, shall be released from the Repurchase Option as they vest pursuant to the Vesting Schedule, as hereafter described in this Section 6(a)(iii) and in Section 6(a)(iv), provided, however, that such scheduled releases from the Repurchase Option shall immediately cease as of the Termination Date. Fractional shares shall be rounded to the nearest whole share as described in Section 3(a) herein. All of the Vesting Shares shall be released from the Repurchase Option on the 25-month anniversary of the **Vesting Commencement Date** (as defined below). The Vesting Commencement Date is the RC Platform Launch Date.

(iv) Notwithstanding the foregoing, if Marketing Partner is terminated without Cause (as defined below) by RC (or a successor, if appropriate) in connection with or within 12 month(s) following the consummation of a Change of Control (as defined below), then the vesting of the Unvested Shares shall accelerate such that the Repurchase Option in Section 6(a) shall lapse as to 100% of the Unvested Shares The lapse of repurchase rights provided for in the previous sentence shall occur immediately prior to the Termination Date. In the case of a Change of Control in which all or substantially all of the Marketing Partner 's Common Stock Shares are transferred back to RC, transferred to a third party, or do not survive the acquisition either literally or in the form of replacement stock of substantially equivalent value, the vesting of the Unvested Shares shall accelerate such that the Repurchase Option in Section 6(a) shall lapse as to 100% of the Unvested Shares immediately before the consummation of the Change of Control. In the case of a sale of all or substantially all of RC's assets other than to an Excluded Entity (as defined below), if the acquirer of RC's assets does not agree to assume this Agreement, or to substitute an equivalent award or right for this Agreement, and Marketing Partner transfers its services to such acquirer in connection with such asset sale transaction, then any acceleration of vesting that would otherwise occur upon Marketing Partner 's termination shall occur immediately prior to, and contingent upon, the consummation of such asset sale transaction. As used in this Agreement, "**Change of Control**" means (1) a sale of all or substantially all of RC's assets other than to an Excluded Entity, (2) a merger, consolidation or other capital reorganization or business combination transaction of RC with or into another corporation, limited liability RC or other entity other than an Excluded Entity, or (3) the consummation of a transaction, or series of related transactions, in which any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of RC's then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of RC's incorporation, (B) create a holding RC that will be owned in substantially the same proportions by the persons who hold RC's securities immediately before such transaction, or (C) obtain funding for RC in a financing that is approved by RC's Board of Directors. An "**Excluded Entity**" means a corporation, limited liability company or other entity of which the holders of voting capital stock of RC outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation's, limited liability company's or other entity's voting securities outstanding immediately after such transaction. As used in this Agreement, "**Cause**" for RC (or a successor, if appropriate) to terminate Marketing Partner 's employment shall exist under the following conditions (I) Marketing Partner 's willful and continued failure to substantially perform Marketing Partner 's duties to RC after there has been delivered to Marketing Partner by RC a

written demand for substantial performance and opportunity to cure which sets forth in detail the specific respects in which RC believes that Marketing Partner has not substantially performed Marketing Partner 's duties; (II) Marketing Partner having committed willful fraud, willful misconduct, dishonesty or other intentional action in any such case which is materially injurious to RC; (III) Marketing Partner 's having been convicted of, or having plead guilty or *nolo contendere* to, a felony or crime of moral turpitude in either such case which results in material harm to the standing or reputation of RC; (IV) Marketing Partner 's material breach of any material written agreement between Marketing Partner and RC (including without limitation Marketing Partner 's Confidential Information and Invention Assignment Agreement with RC) and Marketing Partner 's failure to cure such breach within 30 days after receiving written notice thereof; or (V) Marketing Partner ceases to conduct business in the ordinary course or is declared insolvent or bankrupt, or makes an assignment of substantially all of its assets for the benefit of creditors, or a receiver is appointed, or any proceeding is demanded by, for or against Marketing Partner under any provision of bankrupt or insolvency legislation. The determination as to whether Marketing Partner 's Continuous Service Status has been terminated for Cause shall be made in good faith by RC and shall be final and binding on Marketing Partner. The foregoing definition does not in any way limit RC's ability to terminate Marketing Partner 's consulting relationship at any time, and the term "Robot Cache" will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate.

(b) **Unvested Shares**. Upon termination of this Agreement for any reason, with or without cause, any Shares that have not vested according to the Vesting Schedule set forth herein will return to RC and Marketing Partner acknowledges and agrees that it will have not right, title, or interest in such unvested Shares. Notwithstanding the foregoing, if this Agreement terminates for any reason prior to the last day of a calendar month on the Vesting Schedule, a pro-rata amount of any unvested Shares will vest in Marketing Partner, as described in Section 3(a) herein.

(c) **Right of First Refusal**. Before any Shares held by Marketing Partner or any transferee of Marketing Partner (either being sometimes referred to herein as the "**Holder**") may be sold or otherwise transferred (including transfer by gift or operation of law), RC or its assignee(s) shall have a right of first refusal to purchase the Shares on the terms and conditions set forth in this Section 6(b) (the "**Right of First Refusal**").

(d) **Notice of Proposed Transfer**. The Holder of the Shares shall deliver to RC a written notice (the "**Notice**") stating: (A) the Holder's bona fide intention to sell or otherwise transfer such Shares; (B) the name of each proposed purchaser or other transferee ("**Proposed Transferee**"); (C) the number of Shares to be transferred to each Proposed Transferee; and (D) the terms and conditions of each proposed sale or transfer, including (without limitation) the purchase price for such Shares (the "**Transfer Purchase Price**"). The Holder shall offer the Shares at the Transfer Purchase Price and upon the same terms (or terms as similar as reasonably possible) to RC or its assignee(s).

(e) **Exercise of Right of First Refusal**. At any time within 30 days after receipt of the Notice, RC and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase any or all of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the Transfer Purchase Price, provided that if the Transfer Purchase Price consists

of no legal consideration (as, for example, in the case of a transfer by gift), the purchase price will be the fair market value of the Shares as determined in good faith by RC's Board of Directors. If the Transfer Purchase Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by RC's Board of Directors in good faith.

(f) **Payment**. Payment of the Transfer Purchase Price shall be made, at the election of RC or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness, or by any combination thereof within 60 days after receipt of the Notice or in the manner and at the times set forth in the Notice.

(g) **Holder's Right to Transfer**. If any of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by RC and/or its assignee(s) as provided in this Section 6, then the Holder may sell or otherwise transfer any unpurchased Shares to that Proposed Transferee at the Transfer Purchase Price or at a higher price, provided that such sale or other transfer is consummated within 120 days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Section 6 and the waiver of statutory information rights in Section 14 shall continue to apply to the Shares in the hands of such Proposed Transferee. RC, in consultation with its legal counsel, may require the Holder to provide an opinion of counsel evidencing compliance with applicable securities laws. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, or if the Holder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice shall be given to RC, and RC and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

(h) **RC's Right to Purchase upon Involuntary Transfer**. In the event, at any time after the date of this Agreement, of any transfer by operation of law or other involuntary transfer of all or a portion of the Shares by the record holder thereof, RC shall have the right to purchase any or all of the Shares transferred at the fair market value of the Shares on the date of transfer (as determined by RC). Upon such a transfer, the Holder shall promptly notify the Secretary of RC of such transfer. The right to purchase such Shares shall be provided to RC for a period of 30 days following receipt by RC of written notice from the Holder.

(i) **Assignment**. The right of RC to purchase any part of the Shares may be assigned in whole or in part to any holder or holders of capital stock of RC or other persons or organizations.

(j) **Restrictions Binding on Transferees**. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement, including, insofar as applicable, the Repurchase Option. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

(k) **Termination of Rights**. The Right of First Refusal granted RC by Section 6(b) above and the right to repurchase the Shares in the event of an involuntary transfer granted RC by Section 6(h) shall terminate upon (i)the first sale of the Restricted Common Stock of RC to the general public pursuant to a registration statement filed with and declared effective by the

Securities and Exchange Commission under the Securities Act of 1933, as amended (the "**Securities Act**") (other than a registration statement relating solely to the issuance of Common Stock pursuant to a business combination or an employee incentive or benefit plan) or (ii)any transfer or conversion of Shares made pursuant to a statutory merger or statutory consolidation of RC with or into another corporation or corporations if the common stock of the surviving corporation or any direct or indirect parent corporation thereof is registered under the Securities Exchange Act of 1934, as amended (the "**Exchange Act**").

(l) **Lock-up Agreement**. If so requested by RC or the underwriters in connection with the initial public offering of RC's securities registered under the Securities Act of 1933, as amended, Marketing Partner shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of RC however or whenever acquired (except for those being registered) without the prior written consent of RC or such underwriters, as the case may be, for 180 days from the effective date of the registration statement, plus such additional period, to the extent required by FINRA rules, up to a maximum of 216 days from the effective date of the registration statement, and Marketing Partner shall execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of such offering.

(m) **Escrow of Unvested Shares**. For purposes of facilitating the enforcement of the provisions of Section 6 above, Marketing Partner agrees, immediately upon receipt of notice(s) of issuance or the certificate(s), as applicable, for the Shares to deliver such notice(s) of issuance or certificate(s), as applicable, together with a Stock Power in the form attached to this Agreement as Exhibit A executed by Marketing Partner , in blank, to the Secretary of RC, or the Secretary's designee, to hold such notice(s) of issuance or certificate(s), as applicable, and Stock Power in escrow and to take all such actions and to effectuate all such transfers and/or releases as are in accordance with the terms of this Agreement. Marketing Partner hereby acknowledges that the Secretary of RC, or the Secretary's designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Marketing Partner agrees that said escrow holder shall not be liable to any party hereof (or to any other party). The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Marketing Partner agrees that if the Secretary of RC, or the Secretary's designee, resigns as escrow holder for any or no reason, the Board of Directors of RC shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement.

7. **Investment and Taxation Representations**. In connection with the transfer of the Shares, Marketing Partner represents to RC the following:

(a) Marketing Partner is aware of RC's business affairs and financial condition and has acquired sufficient information about RC to reach an informed and knowledgeable decision to acquire the Shares. Marketing Partner is purchasing the Shares for investment for Marketing Partner s own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act or under any applicable provision of state law. Marketing Partner does not have any present intention to transfer the Shares to any other person or entity

(b) Marketing Partner understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Marketing Partner's investment intent as expressed herein.

(c) Marketing Partner further acknowledges and understands that the securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Marketing Partner further acknowledges and understands that RC is under no obligation to register the securities.

(d) Marketing Partner is familiar with the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Marketing Partner understands that RC provides no assurances as to whether he or she will be able to resell any or all of the Shares pursuant to Rule 144, which rule requires, among other things, that RC be subject to the reporting requirements of the Exchange Act, that resales of securities take place only after the holder of the Shares has held the Shares for certain specified time periods, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions. Notwithstanding this Section 7(d), Marketing Partner acknowledges and agrees to the restrictions set forth in Section 7(e) below.

(e) Marketing Partner further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(f) Marketing Partner understands that Marketing Partner may suffer adverse tax consequences as a result of Marketing Partner's receipt or disposition of the Shares. Marketing Partner represents that Marketing Partner has consulted any tax consultants Marketing Partner deems advisable in connection with the receipt or disposition of the Shares and that Marketing Partner is not relying on RC for any tax advice.

8. **Restrictive Legends and Stop-Transfer Orders**

(a) **Legends and Notices; Certificated and Uncertificated Shares**. Any certificate or certificates representing the Shares, or notice or notices of issuance related to uncertificated Shares, shall bear the following legends or notices, as applicable (as well as any legends or notices, as applicable, required by applicable state and federal corporate and securities laws):

(i) "THE SECURITIES REPRESENTED HEREBY OR REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO RC THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

(ii) "THE SHARES REPRESENTED HEREBY OR REFERENCED HEREIN MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN RC AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH AND MAY BE OBTAINED FROM THE SECRETARY OF RC AT NO CHARGE."

(b) **Stop-Transfer Notices**. Marketing Partner agrees that, in order to ensure compliance with the restrictions referred to herein, RC may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if RC transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c) **Refusal to Transfer**. RC shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

(d) **Legend and Notice Removal**. When all of the following events have occurred, the Shares then held by Marketing Partner will no longer be subject to the legend or notice specified in Section 8(a)(ii) and RC will remove any stop-transfer notices associated with the transfer restrictions imposed by this Agreement:

(i) Marketing Partner has completed services;

(ii) the termination of the Right of First Refusal;

(iii) the expiration or exercise in full of the Repurchase Option and the expiration or termination of the lock-up provisions of Section 6(l) (and of any agreement entered pursuant to Section 6(l)); and

(iv) the termination of the waiver of statutory information rights of Section 4.

9. After such time, and upon Marketing Partner's request, a new notice or notices of issuance relating to uncertificated Shares not repurchased, or a new certificate or certificates representing the Shares not repurchased, shall be issued without the legend or notice specified in Section 8(a)(ii) and delivered to Marketing Partner. **No Employment Rights**. Nothing in this Agreement shall affect in any manner whatsoever the right or power of RC, or a parent, subsidiary

or affiliate of RC, to terminate Marketing Partner's consulting relationship, for any reason, with or without cause.

10. **Section 83(b) Election**. Marketing Partner understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the "**Code**"), taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any restrictions on the Shares lapse. In this context, "**restriction**" means the right of RC to buy back the Shares pursuant to the applicable Repurchase Option set forth in Section 6(a) of this Agreement. Marketing Partner understands that Marketing Partner may elect to be taxed at the time the Shares are acquired , rather than when and as the Repurchase Option expires, by filing an election under Section 83(b) (an "**83(b) Election**") of the Code with the Internal Revenue Service within 30 days from the date of purchase. Even if the fair market value of the Shares at the time of the execution of this Agreement equals the amount paid for the Shares, the election must be made to avoid income under Section 83(a) in the future. Marketing Partner understands that failure to file such an election in a timely manner may result in adverse tax consequences for Marketing Partner. Marketing Partner further understands that an additional copy of such election form should be filed with Marketing Partner's federal income tax return for the calendar year in which the date of this Agreement falls. Marketing Partner acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to purchase of the Shares hereunder, does not purport to be complete, and is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Marketing Partner further acknowledges that RC has directed Marketing Partner to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Marketing Partner may reside, and Marketing Partner has consulted, and has been fully advised by, Marketing Partner's own tax advisor regarding such tax laws and tax consequences or has knowingly chosen not to consult such a tax advisor. Marketing Partner further acknowledges that neither RC nor any subsidiary or representative of RC has made any warranty or representation to the Marketing Partner with respect to the tax consequences of the Marketing Partner purchase of the Shares or of the making or failure to make an 83(b) Election.

11. **Confidentiality**

(a) **Definitions**. "**Proprietary Information**" is all information and any idea whatever form, tangible or intangible, pertaining in any manner to the business of either party, or any of its affiliates, or its employees, clients, consultants, or business associates, which was produced by any employee or consultant of either party in the course of such party's employment or consulting relationship, or otherwise produced or acquired by or on behalf of either party. All Proprietary Information not publicly known outside of either party's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." Proprietary and Confidential Information shall include, but not be limited to:

(i) technical information, including patent, copyright, trade secret, and other proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and

proposed products and services of either party, information about costs, profits, markets, sales, contracts and lists of customers, and distributors;

(ii) non-technical information relating to either party's products, including without limitation pricing, margins, merchandising plans and strategies, finances, financial and accounting data and information, suppliers, customers, customer lists, purchasing data, sales and marketing plans, future business plans and any other information which is proprietary and confidential to either party

Confidential Information is to be broadly defined, and includes all information that has or could have commercial value or other utility in the business in which RC is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of either party, whether or not such information is identified as Confidential Information.

Existence of Confidential Information. The Parties acknowledge that each owns and has developed and compiled, and will develop and compile, certain trade secrets, proprietary techniques and other Confidential Information which have great value to their respective businesses. This Confidential Information includes not only information disclosed between them, but also information developed or learned by either Party during the term of this Agreement.

Protection of Confidential Information. Each party will maintain in confidence and will not disclose or disseminate any Confidential Information belonging to the other party, whether or not in written form, except as necessary to perform any services or obligations described herein. The parties agree to treat any Confidential Information with a reasonable standard of care. Neither Party may alter or copy Confidential Information may not be altered or copied without prior written consent of the other party.

(b) **Exclusions.** For purposes of this Agreement, the parties agree that the term Confidential Information does not include information that: (i) was in either party's possession without a duty of confidentiality prior to the execution of this Agreement ; (ii) is or becomes a matter of public knowledge through no fault of either party; (iii) is rightfully received by from a third party without a duty of confidentiality; (iv) is disclosed by the owning party to a third party without a duty of confidentiality on the third party; (vi) is disclosed by either party with the other's prior written approval; or (vii) is disclosed under operation of law, regulation or court order, provided that in the event either party receives a subpoena, interrogatory, request for production of documents, court order or other legal demand for the other's confidential information, the party will provide prompt notice of the same and cooperate in good faith with the other party to prevent or otherwise limit such disclosure.

Marketing Partner will not disclose to RC or use on its behalf any confidential information belonging to others and will not disclose to RC any confidential information belonging to any such party unless consented to in writing by such party.

12. **Representations and Warranties**

(a) Marketing Partner represents and warrants that:

(i) Marketing Partner has the full right and authority to enter into this Agreement and grant the rights herein granted; and

(ii) Marketing Partner has not made and will not make any commitment nor do any act in conflict with this Agreement or RC's rights hereunder;

(iii) Except as authorized and licensed herein, Marketing Partner will not reproduce, adapt, display, perform, publish, or distribute any RC Assets;

(iv) Marketing Partner will not cause RC assets to be reasonably associated with any pornographic materials, or materials depicting drug and alcohol use or illegal activities, and will not use any RC assets in a manner that disparages, defames, or otherwise diminishes the goodwill of RC;

(v) Any changes made by Marketing Partner to the banner advertisement or other content delivered to Marketing Partner by RC for placement on the Marketing Partner Portal does not and will not violate any third party's intellectual property rights, right of publicity (statutory or common law), and is not and will not consist of any content that is pornographic or depicts illegal activity.

(b) RC represents and warrants that:

(i) RC has the full right and authority to enter into this Agreement and grant the rights herein granted;

(ii) RC has not made and will not make any commitment nor do any act in conflict with this Agreement or Marketing Partner's rights hereunder; and

(iii) Any banner advertisement or other content delivered to Marketing Partner for placement on the Marketing Partner Portal will not violate any third party's intellectual property rights, right of publicity (statutory or common law), and is not and will not consist of any content that is pornographic or depicts illegal activity.

(iv) RC owns all applicable copyright, trademark rights, and any other intellectual property rights to any Proprietary Information and any logos, colors, designs, pictures, symbols, or any other works of authorship, trademarks, or trade dress and/or has the authority to license Marketing Partner to exploit the same, as described herein.

13. **Termination**

(a) This Agreement may be terminated for cause. For purposes of this Agreement, termination for cause may only occur where either Party commits a material breach hereunder and such breach is not cured within thirty (30) days of written notice of the same.

(b) This Agreement may be terminated at any time, by either Party, following forty five (45) day written notice to the other.

14. **Certain Defined Terms**

(a) "**Affiliate**" means an entity other than a Subsidiary which, together with RC, is under common control of a third person or entity.

(b) "**Consultant**" means any person, including an advisor but not an Employee, who is engaged by RC, or any Parent, Subsidiary or Affiliate, to render services (other than capital-raising services) and is compensated for such services, and any Director, whether compensated for such services or not.

(c) "**Continuous Service Status**" means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Service Status as an Employee or Consultant shall not be considered interrupted or terminated in the case of: (i) RC approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by RC, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written RC policy. Also, Continuous Service Status as an Employee or Consultant shall not be considered interrupted or terminated in the case of a transfer between locations of RC or between RC, its Parents, Subsidiaries or Affiliates, or their respective successors, or a change in status from an Employee to a Consultant or from a Consultant to an Employee.

(d) "**Director**" means a member of the Board of Directors of RC.

(e) "**Disability**" means "disability" within the meaning of Section 22(e)(3) of the Code.

(f) "**Employee**" means any person employed by RC, or any Parent, Subsidiary or Affiliate, with the status of employment determined pursuant to such factors as are deemed appropriate by the Board of Directors of RC in its sole discretion, subject to any requirements of applicable laws, including the Code. The payment by RC of a director's fee shall not be sufficient to constitute "employment" of such director by RC or any Parent, Subsidiary or Affiliate.

(g) "**Parent**" means any corporation (other than RC) in an unbroken chain of corporations ending with RC if each of the corporations other than RC owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(h) "**Subsidiary**" means any corporation (other than RC) in an unbroken chain of corporations beginning with RC if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

15. **Waiver of Statutory Information Rights**. Marketing Partner acknowledges and understands that, but for the waiver made herein, Marketing Partner may be entitled to inspect for any proper purpose, and to make copies and extracts from, RC's stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of RC, if any, under the circumstances and in the manner provided in Sections 1600-1605 of the California Corporations Code (any and all such rights, and any and all such other rights of Marketing Partner as may be provided for in Sections 1600-1605, the "**Inspection Rights**"). In light of the foregoing, until the first sale of Common Stock of RC to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, Marketing Partner hereby unconditionally and irrevocably waives the Inspection Rights, whether such Inspection Rights would be exercised or pursued directly or indirectly pursuant to Sections 1600-1605 or otherwise, and covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights. The foregoing waiver applies to the Inspection Rights of Marketing Partner in Marketing Partner's capacity as a stockholder and shall not affect any rights of a director, in his or her capacity as such. The foregoing waiver shall not apply to any contractual inspection rights of Marketing Partner under any written agreement with RC.

16. **Miscellaneous**

(a) **Governing Law**. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(b) **Survival**. This Agreement shall govern all communications between the parties. Marketing Partner understands that its obligations under Section 11 herein ("Confidentiality") shall survive the termination of any other relationship between the parties.

(c) **Entire Agreement**. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(d) **Amendments and Waivers**. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing

signed by the parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

(e) **Indemnity**.

(i) At all times, RC will indemnify and hold Marketing Partner harmless from and against any and all third-party losses, costs (including without limitation reasonable attorneys' fees), liabilities, damages and claims of any nature arising from any breach or alleged breach by RC of any agreement, representation or warranty made by RC under this Agreement.

(ii) At all times, Marketing Partner will indemnify and hold RC harmless from and against any and all third-party losses, costs (including without limitation reasonable attorneys' fees), liabilities, damages and claims of any nature arising from any breach or alleged breach by Marketing Partner of any agreement, representation or warranty made by Marketing Partner under this Agreement.

(iii) **Successors and Assigns**. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. RC may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of RC.

(f) **Notices**. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party's address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in RC's books and records.

(g) **Severability**. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(h) **Construction**. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(i) **Counterparts**. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

(j) **Electronic Delivery**. RC may, in its sole discretion, decide to deliver any documents related to this Agreement by electronic means. Marketing Partner hereby consents to receive such documents by electronic delivery and agrees to participate through an on-line or electronic system established and maintained by RC or a third party designated by RC.

(k) **California Corporate Securities Law**. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

The parties have executed this Agreement as of the date first set forth above.

RC:

ROBOT CACHE US, INC.

DocuSigned by:
By: Lee Jacobson
7DD4A5DEAF5047C...
Lee Jacobson, CEO

MARKETING PARTNER:

ARMOR GAMES, INC.

DocuSigned by:
By: Justin Ramos
81B45878270D452...
Justin Ramos, VP of Operations & Strategy

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED and pursuant to that certain Marketing Services For Equity Agreement between the undersigned ("**Marketing Partner**") and Robot Cache US, Inc., a Delaware corporation ("**RC**"), dated October 1st, 2019 (the "**Agreement**"), Marketing Partner hereby sells, assigns and transfers unto RC ______________________________ (________) shares of the Common Stock of RC standing in Marketing Partner's name on RC's books and represented by Certificate No. _____ or referenced in a notice of issuance and/or held in uncertificated form in the Marketing Partner's Name on the books of RC, and does hereby irrevocably constitute and appoint ____________, Corporate Secretary, to transfer said stock on the books of RC with full power of substitution in the premises. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND THE EXHIBITS THERETO.

Dated: ____, 20__

MARKETING PARTNER:

ARMOR GAMES, INC.

____